UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

July 26, 2006
Date of Report (date of earliest event reported)

Sigma Designs, Inc.
(Exact name of registrant as specified in its charter)

California	000-15116	94-2848099
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1221 California Circle Milpitas, California 95035
(Address of principal executive offices)

(408) 262-9003
(Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 8.01 Other Events.

Sigma Designs, Inc. (the “Company”) announced that a shareholder derivative action was filed in the United States District Court for the Northern District of California. This lawsuit names the Company as a nominal defendant and a number of the Company’s current and former directors and officers as defendants. The lawsuit seeks to recover damages purportedly sustained by the Company in connection with its option granting processes, equitable relief, disgorgement of certain options and proceeds therefrom allegedly obtained by certain of the defendants, reimbursement of expenses and costs of the action, and other relief as determined by the Court. The Company does not intend to file additional current reports on Form 8-K describing future, similar lawsuits, if any, that may be filed against the Company or its personnel.

The Company has received a letter of informal inquiry from the Securities and Exchange Commission requesting certain documents relating to the Company’s stock option grants and practices. The Company intends to cooperate fully with that request.

The Audit Committee of the Company’s Board of Directors previously commenced an internal review, assisted by outside legal counsel, relating to past stock option grants, the timing of such grants and related accounting matters.

A copy of the press release is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, the matters set forth in this Form 8-K are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements speak only as of the date hereof and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the risks detailed from time to time in the Company’s periodic reports filed under the Exchange Act, including its quarterly reports on Form 10-Q. The Company disclaims any intent or obligation to update or revise any forward looking statements.

Item 9.01 Financial statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release dated July 26, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGMA DESIGNS, INC.

By:	/s/ KIT TSUI

Kit Tsui Chief Financial Officer and Secretary (Principal Financial Officer and Accounting Officer)

Date: July 26, 2006